Exhibit 10.8

Auction Completion Confirmation Contract
(Summary Translation)

Contract No.: 2003-017
Signed At: Auction Room of Shandong Weifang Auction House
Time of Contract Signing: October 9, 2003

This contract is entered into with the Buyer of the Lot, after public auctioning and confirmation by the Auctioneer, according to the Auction Law of the People’s Republic of China and the Contract Law of the People’s Republic of China.

1. Parties Concerned

Auctioneer: Shandong Weifang Auction House, an independent legal entity with auctioning qualification, who organizes and implements this auction activity (Hereinafter referred to as Auctioneer).

Buyer: Fuwei Films ( Shandong) Company Limited, a qualified bidder who voluntarily participated in the bidding and bought the Lot, through public bidding, at the highest bidding price (Hereinafter referred to as Buyer).

2. Lot

2.1. Name of Lot: See Jing Rong Lu Ping Zi (2003) No. 21. - Assets Appraisal Report on Shandong Neo-Luck Plastic Co., Ltd..

2.2. Quantity of Lot: See Jing Rong Lu Ping Zi (2003) No. 21. - Assets Appraisal Report on Shandong Neo-Luck Plastic Co., Ltd..

2.3. Quality of Lot: See Jing Rong Lu Ping Zi (2003) No. 21. - Assets Appraisal Report on Shandong Neo-Luck Plastic Co., Ltd..

3. Sale price: RMB156,000,000.00 (Say RMB One Hundred And Fifty Six Million Only.

4. Auction commissions

After the completion of the auction, the Auctioneer shall collect from the Buyer auction commissions in the amount of RMB40,000.00 (Say RMB Forty Thousand Only).

5. Payment of the Sale Price

5.1. After the completion of the auction, the Buyer shall pay the sale price by two installments, with the first installment of RMB80 million to be paid before October 20, 2003, and the remaining balance to be paid in full by October 30, 2003.

5.2. Method of Payment: Buyer shall transfer the payment to the account designated by the Auctioneer.

6. Deposit

After the completion of the auction, the bid bond, of RMB5 million, paid by the Buyer, shall be deemed as the deposit to be paid after the completion of the auction, which can only be refunded to the Buyer after he has paid the sale price in whole, or be used as the last payment of the sale price; should the Buyer fail to pay the sale price in full during the agreed time period, he has no right to request the refund of the deposit.

7. Delivery of the Lot

After each payment, made by the Buyer, the Auction House shall coordinate with the Court and Seller to release the sequestrated and mortgaged assets (as per the value determined by the Jing Yong Lu Ping Zi (2003) No. 21. - Assets Appraisal Report on Shandong Neo-Luck Plastic Co., Ltd.) at the ratio of the said payment to the sale price. After each release, the Buyer shall settle the issues related to the transfer of corresponding part of the Lot directly with the Seller, with corresponding responsibilities to be agreed upon separately between the Buyer and the Seller. The Auctioneer has the obligation to help with the provision of certificate of auctioning, invoice and associated documents.

The right to interpret this provision lies with Bank of China Wei Fang Branch.

8. Liability for Breach of Contract

8.1. Should the Buyer fail to pay the sale price according to agreement, the deposit paid by the Buyer after the completion of the auction shall not be refunded to the Buyer by the Auctioneer; and the Auctioneer will re-auction the Lot. Should the Lot be put up for re-auction, the Buyer shall pay the commissions due by the Buyer himself and the Seller from the first auction to the Auctioneer. Should the sale price of the re-auction be lower than the sale price for the first auction, the original Buyer shall make up for the discrepancy.

8.2. Risk of damage and loss of the Lot shall lie with the Seller before the delivery of the Lot, and lie with the Buyer after the delivery, except where the law provides otherwise or the concerned parties have agreed otherwise.

8.3. Should the Lot be unable to be delivered according to agreement because of Buyer’s reasons, the Buyer shall bear the responsibility for the risk of damage and loss of the Lot from the day when he breached the agreement.

8.4. The Auctioneer is responsible to ensure that no third party would claim any rights to the Lot from the Buyer, except where the law provides otherwise.

8.5. Should the Buyer knew or should have known, at the time of signing the contract, that a third party has rights to the Lot, the Auctioneer is not bound by the obligations stipulated in provision 8.4.

9. The Auctioneer must ensure that this auction activity is legitimate, and must protect the Buyer’s lawful benefits acquired through the auction activity.

10. The Buyer shall have participated in the bidding after acquiring all information about the Lot, and shall be responsible for the status of the Lot. After the completion of the auction, the Buyer himself shall deal, at his own cost, with all relevant issues, such as transfer of rights of usage of buildings and lands and clearance of such buildings and lands; the Seller and the Auctioneer shall issue associated certificates.

11. Should a decision, by the courts, arbitration institutes or other competent law enforcement agencies, terminating this auction activity, is received, or the Lot be lost because of force majeure, before the Lot is delivered, this contract shall be terminated automatically, and the Auctioneer shall not be responsible for any breach-of-contract compensation.

12. Should guaranty be needed, a separate letter of guaranty shall be separately provided as attachment to this contract.

13. Dispute Resolution

Should there be any dispute arising among the two parties, mediation and conciliation shall be deployed to resolve the dispute. Should the party concerned be unwilling to avail himself of mediation and conciliation, or the mediation and conciliation failed to resolve the dispute, the dispute may be brought to a competent court. The concerned party shall implement the court ruling, arbitration decisions and mediation results that have come into legal effect, and the other party may request the court to force the implementation should the concerned party fail to do so.

14. This contract is made out in two copies with the Auctioneer and the Buyer each holding one, and shall come into effect on the date of execution.

Auctioneer	Buyer
Name of Company (Seal):	Name of Company (Seal):
Address of Company:	Address of Company:
Legal Representative:	Legal Representative:
Agent:	Agent:
Phone:	Phone:
Bank:	Bank:
Account Number:	Account Number: